Exhibit 10.1

EXECUTION COPY

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated October 20, 2021, between the persons executing this Agreement as a “Shareholder” or “Shareholders” on the signature pages hereto (collectively, the “Shareholders”), Raymond James Financial, Inc., a Florida corporation (“Purchaser”), Macaroon One LLC, a Florida limited liability company and direct, wholly-owned Subsidiary of Purchaser (“Merger Sub 1”) and, solely for purposes of the last sentence of Section 9, TriState Capital Holdings, Inc., a Pennsylvania corporation (the “Company”). All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Company, Purchaser and the Merger Subs are simultaneously herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Merger Sub 1 will merge with and into the Company on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, all outstanding shares of Company Common Stock and Company Preferred Stock (together, “Company Capital Stock”) will be converted into shares of Purchaser Common Stock, Purchaser Preferred Stock and/or cash in the manner and in the amounts set forth therein;

WHEREAS, each Shareholder owns the shares of Company Capital Stock and the securities convertible into or exercisable or exchangeable for Company Capital Stock identified on Exhibit I hereto (such shares, together with all such securities or shares of Company Capital Stock subsequently acquired by such Shareholder during the term of this Agreement (as contemplated in Section 8), being referred to as the “Shares”); and

WHEREAS, in order to induce Purchaser and the Merger Subs to enter into the Merger Agreement, each Shareholder, solely in such Shareholder’s capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform its obligations arising under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Each Shareholder agrees during the term of this Agreement (as contemplated in Section 8) that at any meeting of shareholders of the Company, or in connection with any written consent of shareholders of the Company, to the extent that the matters set forth in Section 1(b) are presented at such meeting or in such written consent and such Shareholder is entitled to vote or consent on such matters, each such Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a written consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by such Shareholder or as to which such Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Mergers, the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that, to the knowledge of such

Shareholder, would result in a breach of any covenant, representation or warranty or any other material obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or, to the knowledge of the Shareholder, would reasonably be expected, to materially and adversely impede, interfere or be inconsistent with, or materially and adversely delay, postpone, discourage or affect the consummation of the Mergers or the performance by the Company of its obligations under the Merger Agreement; provided, that if there is any amendment, waiver or modification to the Merger Agreement that is effected after the date hereof that (A) reduces or has the effect of reducing the Exchange Ratio or the Cash Consideration per share of Company Common Stock, (B) changes the form of all or any portion of the consideration to be provided pursuant to the Merger Agreement in respect of the Shares (the “Merger Consideration”) and/or (C) imposes any material condition to the receipt of Merger Consideration (any such amendment, waiver or modification, a “Material Merger Agreement Change”), this Section 1 shall be inapplicable.

2. Transfer of Shares.

(a) Prohibition on Transfers of Shares; Other Actions. Each Shareholder hereby agrees that, during the term of this Agreement (as contemplated in Section 8), such Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of (“Transfer”) any of the Shares or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with such Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any other action that would reasonably be expected to adversely impair or otherwise affect, in any material respect, such Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that nothing in this Section 2(a) shall prohibit (A) a Transfer of any Shares of such Shareholder to any of such Shareholder’s immediate family members or lineal descendants or to a trust for the benefit of such Shareholder or any of such Shareholder’s immediate family members or lineal descendants, or upon the death of such Shareholder, or to a non-profit organization as a donation in an amount and in a manner consistent with such Shareholder’s past practices or (B) a net settlement of Company Restricted Shares held by such Shareholder that vest in order to satisfy the withholding tax associated with such vesting; provided, further, that, other than in the case of a donation to a non-profit organization contemplated by the foregoing clause (A) and a net settlement contemplated by the foregoing clause (B), such a Transfer shall be permitted only if, as a condition to such Transfer, the transferee agrees in writing to be bound by all the terms of this Agreement applicable to such Shareholder.

(b) Transfer of Voting Rights. Each Shareholder hereby agrees that such Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement (other than this Agreement and any amendments hereto made in accordance with Section 10) with respect to any of the Shares.

(c) Notwithstanding the terms of Section 2(a) and 2(b), no Shareholder shall be prohibited from engaging in any hedging, derivative, securities lending or similar agreements, arrangements and understandings with respect to the Shares, including those pursuant to any sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, or entry into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is settled by delivery of Shares, in cash or otherwise, so long as such agreements, arrangements and understandings do not limit such Shareholder’s ability to comply with its obligations under Section 1.

3. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to and agrees with Purchaser as follows:

(a) Capacity. Such Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and legally binding obligation of the other parties hereto (other than the other Shareholders), constitutes the valid and legally binding obligation of such Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Shareholder, in each case, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Shareholder to perform his, her or its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(d) Ownership. Such Shareholder’s Shares are, and, except as otherwise provided for in Section 2, during the term of this Agreement (as contemplated in Section 8) will be, owned beneficially and of record solely by such Shareholder, except as (x) otherwise disclosed on Exhibit I hereto or (y) to the extent such Shares are transferred in compliance with this Agreement after the date hereof to any other Shareholder who has executed a copy of this Agreement on the date hereof or a separate agreement with Purchaser, Merger Sub 1 and the Company with terms substantially similar to those contained herein. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on

Exhibit I hereto or arising under applicable securities laws. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Company Capital Stock (or securities convertible into or exercisable or exchangeable for shares of Company Capital Stock) owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2 and Section 9, will have at all times during the term of this Agreement (as contemplated in Section 8) (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all the Shares owned by such Shareholder on the date of this Agreement and all the Shares hereafter acquired by such Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement (as contemplated in Section 8). For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a person shall be deemed to beneficially own any securities which may be acquired by such person pursuant to any binding agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 calendar days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(f) Absence of Litigation. As of the date hereof, there is no suit, action, investigation (in the case of investigations, to the knowledge of such Shareholder) or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of his, her or its affiliates before or by any Governmental Entity that would reasonably be expected to materially impair the ability of such Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4. Representations and Warranties of Purchaser and Merger Sub 1. Purchaser and Merger Sub 1 represent and warrant to and agrees with the Shareholders as follows:

(a) Capacity. Each of Purchaser and Merger Sub 1 has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by Purchaser and Merger Sub 1 and, assuming this Agreement constitutes a valid and legally binding obligation of the other parties hereto (other than Purchaser and Merger Sub 1), constitutes the valid and legally binding obligation of Purchaser and Merger Sub 1, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Purchaser and Merger Sub 1 does not, and the performance by each of Purchaser and Merger Sub 1 of its obligations hereunder and the consummation by each of Purchaser and Merger Sub 1 of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Purchaser or Merger Sub 1 is a party or by which Purchaser or Merger Sub 1 is bound, or any statute, rule or regulation to which Purchaser or Merger Sub 1 is subject or any charter, bylaw or other organizational document of Purchaser or Merger Sub 1, in each case, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Purchaser or Merger Sub 1 to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5. No Solicitation. Each Shareholder hereby agrees that during the term of this Agreement (as contemplated in Section 8) he, she or it shall not, and shall not knowingly instruct any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to (on its behalf), (a) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (b) engage, communicate or participate in any negotiations with any person concerning any Acquisition Proposal after becoming aware that the person has made or is considering making an Acquisition Proposal or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or knowingly and intentionally seek to influence any person to vote, any shares of Company Capital Stock (x) against the adoption or approval of the Merger Agreement and the Mergers or (y) in favor of any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, unless in the case of clause (c) above, the Shareholder is a director of the Company’s Board of Directors or an officer of the Company and the Company’s Board of Directors has effected a Recommendation Change (as defined in the Merger Agreement), in accordance with the terms of the Merger Agreement, and in such case, such Shareholder’s activities are solely in his or her capacity as a director or officer of the Company. Each Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons (other than the Company, Purchaser, Merger Subs and any of their respective representatives) with respect to any Acquisition Proposal and will take all reasonably necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 5. Nothing contained in this Section 5 shall prevent any officer of the Company or a member of the Company’ Board of Directors from discharging his or her fiduciary duties solely in his or her capacity as an officer of the Company or a member of the Company’s Board of Directors.

6. Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Each Shareholder hereby agrees to notify Purchaser promptly (and in any event within two (2) business days) in writing of the number of any additional shares of Company Capital Stock or other securities of the Company of which Shareholder acquires beneficial or record ownership on or after the date hereof. Each Shareholder shall promptly advise the Company of each contact such Shareholder may receive from any person relating to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal.

7. Specific Performance and Remedies. Each party hereto acknowledges that (a) it will be impossible to measure in money the damage to the other parties hereto if such first party fails to comply with its obligations imposed by this Agreement and (b) in the event of any such failure, the other parties hereto will not have an adequate remedy at law. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other parties hereto may have an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other parties hereto seeking or obtaining such equitable relief.

8. Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

(b) This Agreement shall terminate upon the earliest to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, (ii) the First Effective Time and (iii) the date, if any, of any Material Merger Agreement Change. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any intentional and material breach of this Agreement prior to such termination.

9. Stop Transfer Order. In furtherance of this Agreement, each Shareholder hereby authorizes and instructs the Company to enter a stop transfer order with respect to all of such Shareholder’s Shares for the period from the date hereof through the term of this Agreement (as contemplated in Section 8), except as otherwise provided for in Section 2(a) hereof. The Company agrees that it shall comply with such stop transfer instructions.

10. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or to Merger Sub 1 to:

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Attention:        Jonathan N. Santelli

Email:              Jonathan.Santelli@RaymondJames.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:        Mitchell S. Eitel

Stephen M. Salley

Facsimile:        (212) 558-3588

Email:               eitelm@sullcrom.com

salleys@sullcrom.com

If to the Company to:

TriState Capital Holdings, Inc.

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

Attention:        James F. Getz, Chief Executive Officer

Karla X. Villatoro de Friedman, General Counsel

E-mail:            JGetz@tscbank.com

KFriedman@tscbank.com

With a copy (which shall not constitute notice) to:

Mayer Brown LLP 71 S. Wacker Dr.

Chicago, Illinois 60606

Attention:        Paul W. Theiss

Reb D. Wheeler

Email:              ptheiss@mayerbrown.com

rwheeler@mayerbrown.com

If to any Shareholder to:

c/o TriState Capital Holdings, Inc.

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

Attention:        James F. Getz, Chief Executive Officer

Karla X. Villatoro de Friedman, General Counsel

E-mail:            JGetz@tscbank.com

KFriedman@tscbank.com

With a copy (which shall not constitute notice) to:

Mayer Brown LLP 71 S. Wacker Dr.

Chicago, Illinois 60606

Attention:      Paul W. Theiss

Reb D. Wheeler

Email:             ptheiss@mayerbrown.com

rwheeler@mayerbrown.com

12. Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b) Capacity. The covenants, obligations and agreements contained herein shall apply to each Shareholder solely in his, her or its capacity as a record or beneficial owner of the Shares, and no covenant, obligation or agreement contained herein shall apply to any Shareholder in his, her or its capacity as a director, officer or employee of the Company (or a Subsidiary of the Company). Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of a Shareholder to comply with his, her or its fiduciary duties as a director, officer or employee of the Company (or a Subsidiary of the Company).

(c) Counterparts. This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(d) Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Proxy. If so requested by the Company, each Shareholder shall constitute and appoint such person designated by the Company, with full power of substitution and re-substitution, as such Shareholder’s proxy with respect to the matters set forth herein, including without limitation, each of the matters described in Sections 1 and 5, and shall authorize such proxy to represent and to vote, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Shareholder’s Shares in the manner contemplated by Sections 1 and 5. The agreement to grant a proxy if requested pursuant to the immediately preceding sentence is given to induce the Company to execute the Merger Agreement and, as such, the proxy shall be coupled with an interest and shall be irrevocable unless and until this Agreement or any such rights granted hereunder terminate or expire pursuant to the terms hereof. Upon granting such a proxy, the Shareholder shall revoke any and all previous proxies with respect to the Shareholder’s Shares and shall not thereafter, unless and until this Agreement or any rights granted hereunder terminate or expire pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shareholder’s Shares, deposit any of the Shareholder’s Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of any of the Shareholder’s Shares, in each case, with respect to any of the matters set forth herein. Notwithstanding any of the foregoing, in the event this Agreement terminates in accordance with Section 8(b)(i) or 8(b)(iii), any proxy granted by the Shareholders to the Company or its designee shall automatically be revoked and terminate.

(f) Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(g) Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(h) Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

(i) Effectiveness. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

13. Attorney’s Fees. The prevailing party or parties in any final and non-appealable litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the non-prevailing party or parties all reasonable and documented out-of-pocket fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of the Proceeding, including, without limitation, to enforce or collect any judgment or award resulting from the Proceeding.

14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser, the Merger Subs or the Company any direct or indirect ownership or incidence of ownership of or with to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the applicable Shareholder, and none of Purchaser, the Merger Subs and the Company shall have any authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise expressly provided herein.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

RAYMOND JAMES FINANCIAL, INC.

By:
Name:
Title:

[Signature Page – Support Agreement]

MACAROON ONE LLC

By:
Name:
Title:

[Signature Page – Support Agreement]

TRISTATE CAPITAL HOLDINGS, INC.

By:
Name:	James F. Getz
Title:	Chief Executive Officer

[Signature Page – Support Agreement]

SHAREHOLDERS

Name: James F. Getz

Name: Brian S. Fetterolf

[Signature Page – Support Agreement]

EXHIBIT I

Name of Shareholder	Shares of Company Common Stock Beneficially Owned	Shares of Company Preferred Stock Beneficially Owned	Shares of securities convertible into or exercisable or exchangeable for Company Capital Stock Beneficially Owned
James F. Getz	1,460,088	—	—
Brian S. Fetterolf	364,177	Company Series A Preferred Stock – 4,000 Company Series B Preferred Stock –1,000	—